EXHIBIT 23.1

Consent of  McKennon Wilson & Morgan LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
BlueFire Ethanol Fuels, Inc. (formerly Sucre Agricultural Corp.)

We hereby consent to the use in this Registration Statement of BlueFire Ethanol Fuels, Inc. (formerly Sucre Agricultural Corp.) on Amendment No. 2 of Form S-1, of our report on the consolidated financial statements of BlueFire Ethanol Fuels, Inc. and subsidiaries dated February 22, 2008 related to the consolidated financial statements of BlueFire Ethanol Fuels, Inc. and subsidiaries as of December 31, 2007 and for the year then ended, for the period from March 28, 2006 (Inception) through December 31, 2006, and for the period from March 28, 2006 (Inception) through December 31, 2007. We also consent to the reference to us in the Experts section of the Registration Statement.

/s/ McKennon Wilson & Morgan LLP

Irvine, California
March 20, 2008